Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

For release at 8:00 a.m. EDT

Rayonier Reports Strong Third Quarter 2010 Results

JACKSONVILLE, Fla., October 26, 2010 – Rayonier (NYSE:RYN) today reported third quarter net income of $63 million, or 77 cents per share, compared to $81 million, or $1.01 per share, in the prior year period. Third quarter 2009 results included a $49 million, or 61 cents per share, benefit from the alternative fuel mixture credit (AFMC). Excluding this 2009 special item, year-over-year net income increased $31 million, or 37 cents per share, over the prior year period.

Year-to-date 2010 net income totaled $158 million, or $1.95 per share, compared to $215 million, or $2.69 per share, in 2009. Excluding special items,1, 2 year-to-date net income rose to $147 million, or $1.81 per share, from $86 million, or $1.08 per share, in 2009.

Cash provided by operating activities of $473 million for the first nine months of 2010 was $259 million above the prior year period, while cash available for distribution3 of $400 million was $235 million above year-to-date 2009. (See Schedule D for more details.) In April, the company received a cash refund from the Internal Revenue Service of $189 million for the AFMC.

“We are pleased to report strong third quarter results today, following our announcement last week of an eight percent dividend increase,” said Lee M. Thomas, chairman and CEO.

“These results reflect increased contributions from each of our core businesses. In timber, we continued to benefit from our action to lock-in higher stumpage prices early in the year. In real estate, we had higher year-over-year rural and non-strategic timberland sales, including a significant conservation sale. And in performance fibers, we capitalized on continued strong demand for both cellulose specialties and absorbent materials products.”

1301 Riverplace Boulevard, Jacksonville, FL 32207	904-357-9100

Timber

Sales of $47 million were $1 million above the 2009 third quarter, while operating income of $9 million increased $8 million. Year-to-date sales of $143 million increased $18 million from prior year, while operating income of $26 million was $27 million above 2009 results for the same period.

In the Eastern region, third quarter and year-to-date operating income improved from the 2009 periods as higher sales prices more than offset lower volumes as we returned to more normal thinning levels. Operating income also benefited from lower costs due to geographic sales mix and reduced production and transportation costs.

In the Western region, sales and operating income improved from prior year periods primarily due to higher prices driven largely by stronger export demand.

Real Estate

Sales of $45 million were $23 million higher than last year’s third quarter and operating income of $31 million was $18 million above 2009 primarily due to higher sales volumes. Rural and non-strategic timberland sales increased by 2,000 acres and 10,000 acres from the prior year period, respectively. Prices for our non-strategic timberland properties declined in third quarter 2010 from the prior year mainly due to the mix of properties sold, although the impact was partially offset by the lower basis of the properties.

Year-to-date, sales and operating income of $91 million and $52 million were each $1 million above the prior year period. While rural acres sold increased from the 2009 third quarter, rural prices decreased primarily due to a change in geographic mix. Non-strategic timberland acres sold declined from the prior year while prices increased reflecting location and site characteristics.

Performance Fibers

Sales of $246 million were $29 million above the prior year period, while operating income of $62 million increased $13 million. Year-to-date sales of $648 million were $50 million above 2009, while operating income of $152 million increased $27 million. Cellulose specialties sales improved in both 2010 periods primarily due to increased volume. Prices were slightly higher for the quarter, but continued to be down for the year compared to the prior year period, which benefited from a cost-based surcharge. Absorbent materials sales also improved in both 2010 periods as increased prices more than offset lower volumes.

1301 Riverplace Boulevard, Jacksonville, FL 32207	904-357-9100

Operating income improved in both 2010 periods reflecting increased cellulose specialties sales volumes and higher absorbent materials prices. The quarter was negatively impacted by increased wood, chemical and transportation costs, while year-to-date costs were slightly favorable primarily due to a decline in chemical costs.

Other Items

Excluding special items,1, 2 corporate and other expenses were $8 million for the quarter and $21 million for the nine months ended September 30, 2010, compared to $5 million and $18 million for the prior year periods. The three months ended September 30, 2009 benefited from a $3 million favorable insurance settlement, while the nine months ended September 30, 2010 primarily reflects higher incentive compensation accruals. Interest and other expenses were comparable to both prior year periods.

Third quarter effective tax rates before discrete items were 19.2 percent in 2010 and 25.2 percent in 2009. For the nine months, the effective tax rate was 18.3 percent, down from 22.1 percent in 2009. The decreased rates in 2010 were due to proportionately higher earnings from the REIT.

Including discrete items, the effective tax rates for the quarter and year-to-date were 20.9 percent and 16.0 percent compared to 17.8 percent and 14.6 percent in 2009, respectively.

Two recent tax developments, the cellulosic biofuel producer credit (CBPC) and the Small Business Jobs Act, are expected to benefit the Company in future periods.

In October 2010 the Internal Revenue Service (IRS) released clarification that both the alternative fuel mixture credit and the cellulosic biofuel producer credit can be claimed in the same year for different volumes of black liquor. The Company has applied for the cellulosic biofuel producer registration. If IRS approval is received, the CBPC would increase fourth quarter 2010 net income by approximately $23 million, or $0.28 per share.

In September 2010 the Small Business Jobs Act was enacted, which has a provision that eliminates the built-in gains tax for Rayonier in 2011. The built-in gains tax was approximately $9 million in 2009 and is expected to be approximately $6 million in 2010.

Outlook

“Our actions to create value are driving strong cash flows and operating results in 2010,” said Thomas. “We expect to be at the upper end of our guidance for earnings of $2.05 to $2.20 per share for 2010, excluding special items, and CAD of $360 million to $380 million.”4

1301 Riverplace Boulevard, Jacksonville, FL 32207	904-357-9100

“Our decision to increase our dividend to $0.54 per share, effective for the fourth quarter distribution, reflects the priority we place on dividends as a key driver of shareholder return. We believe our commitment to providing an attractive dividend yield and investing strategic capital to grow our business will continue to create superior value over time for our shareholders.”

Further Information

A conference call will be held on Tuesday, October 26, 2010 at 2 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial presentation materials are available at the website. A replay will be available on the site shortly after the call.

For further information, visit the company’s website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Net income for the three and nine months ended September 30, 2009 included $49 million, or 61 cents per share, and $128 million, or $1.61 per share, respectively, relating to the AFMC.

[2]

Net income for the nine months ended September 30, 2010 included a first quarter gain of $12 million, or 14 cents per share, from the sale of a portion of the Company’s interest in its New Zealand joint venture.

[3]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

[4]	Projected full year CAD reflects AFMC proceeds as well as an increase in capital expenditures and pension contributions from 2009.

1301 Riverplace Boulevard, Jacksonville, FL 32207	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; the uncertainties of potential impacts of climate-related initiatives; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; changes in tax laws that could reduce the benefits associated with REIT status; and potential legal challenges that could reduce the benefits associated with the alternative fuel mixture credit and the cellulosic biofuel producer credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

1301 Riverplace Boulevard, Jacksonville, FL 32207	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

September 30, 2010 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Sales	$377.5	$312.2	$300.6	$999.9	$858.7

Costs and expenses
Cost of sales	269.2	242.9	231.8	745.0	672.8
Selling and general expenses	17.1	15.1	16.0	49.3	45.0
Other operating income, net (a)	(0.9)	(2.1)	(58.3)	(19.7)	(147.7)

Operating income (a)	92.1	56.3	111.1	225.3	288.6
Interest expense	(12.9)	(12.2)	(12.8)	(37.7)	(37.6)
Interest and other income, net	0.3	0.4	0.3	0.9	0.5

Income before taxes	79.5	44.5	98.6	188.5	251.5
Income tax expense	(16.6)	(6.0)	(17.5)	(30.1)	(36.7)

Net income	$62.9	$38.5	$81.1	$158.4	$214.8

Income per Common Share:
Basic
Net income	$0.78	$0.48	$1.03	$1.98	$2.72

Diluted
Net income	$0.77	$0.48	$1.01	$1.95	$2.69

Pro forma net income (b)	$0.77	$0.48	$0.40	$1.81	$1.08

Weighted average Common
Shares used for determining
Basic EPS	80,262,781	80,104,004	79,145,323	80,038,032	78,956,526

Diluted EPS	81,470,749	81,092,703	80,107,115	81,184,845	79,746,034

(a)	The nine months ended September 30, 2010 include a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture. The three and nine months ended September 30, 2009, include a benefit of $55.8 million and $141.8 million, respectively, for the alternative fuel mixture credit.

(b)	Pro forma net income excludes a gain of $0.14 per share from the sale of a portion of the New Zealand joint venture interest for the nine months ended September 30, 2010. Pro forma net income excludes earnings for the alternative fuel mixture credit of $0.61 per share and $1.61 per share for the three and nine months ended September 30, 2009, respectively. Pro forma net income is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

-A-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

September 30, 2010 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$405.7	$75.0
AFMC receivable, net	—	192.4
Other current assets	255.9	242.3
Timber and timberlands, net of depletion and amortization	1,130.7	1,188.6
Property, plant and equipment	1,481.0	1,427.1
Less - accumulated depreciation	(1,109.7)	(1,082.2)

Net property, plant and equipment	371.3	344.9
Investment in New Zealand JV	65.3	51.0
Other assets	163.2	158.7

	$2,392.1	$2,252.9

Liabilities and Shareholders’ Equity
Current liabilities	$175.1	$175.1
Long-term debt	766.1	695.0
Non-current liabilities for dispositions and discontinued operations	80.5	87.9
Other non-current liabilities	147.8	148.7
Shareholders’ equity	1,222.6	1,146.2

	$2,392.1	$2,252.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended September 30,
	2010	2009
Cash provided by operating activities:
Net income	$158.4	$214.8
Depreciation, depletion, amortization	115.7	126.8
Non-cash basis of real estate sold	6.5	6.3
Other items to reconcile net income to cash provided by operating activities	20.5	17.8
Changes in working capital and other assets and liabilities (a)	172.1	(151.4)

	473.2	214.3

Cash used for investing activities:
Capital expenditures	(95.6)	(65.1)
Change in restricted cash	(13.2)	1.2
Other	6.2	(7.7)

	(102.6)	(71.6)

Cash used for financing activities:
Borrowings of debt, net of repayments and issuance costs	59.8	67.8
Dividends paid	(120.2)	(118.5)
Issuance of common shares	21.5	9.2
Repurchase of common shares	(6.0)	(1.4)
Excess tax benefits from equity-based compensation	5.1	2.3
Purchase of exchangeable note hedge	—	(23.5)
Proceeds from issuance of warrant	—	12.5

	(39.8)	(51.6)

Effect of exchange rate changes on cash	(0.1)	0.3

Cash and cash equivalents:
Change in cash and cash equivalents	330.7	91.4
Balance, beginning of year	75.0	61.7

Balance, end of period	$405.7	$153.1

(a)	Includes $189.1 million of working capital decreases and $128.3 million of working capital increases for the alternative fuel mixture credit for September 30, 2010 and September 30, 2009, respectively.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

September 30, 2010 (unaudited)

(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
Sales
Timber	$47.3	$48.9	$46.5	$143.4	$125.0
Real Estate	45.2	12.7	21.9	90.9	89.9
Performance Fibers
Cellulose specialties	186.7	162.6	173.1	506.6	464.5
Absorbent materials	59.6	39.3	43.7	141.4	133.1

Total Performance Fibers	246.3	201.9	216.8	648.0	597.6

Wood Products	14.7	21.6	13.3	52.1	37.5
Other Operations	25.4	30.3	8.5	72.8	23.2
Intersegment Eliminations	(1.4)	(3.2)	(6.4)	(7.3)	(14.5)

Total sales	$377.5	$312.2	$300.6	$999.9	$858.7

Pro forma operating income/(loss) (a)
Timber	$9.2	$8.7	$1.0	$26.0	$(0.9)
Real Estate	30.8	4.1	12.8	52.3	51.4
Performance Fibers	62.3	45.0	49.5	152.2	125.1
Wood Products	(1.4)	4.3	(2.0)	2.9	(8.1)
Other Operations	(0.8)	0.7	(1.3)	0.5	(2.6)
Corporate and other (a)	(8.0)	(6.5)	(4.7)	(21.0)	(18.1)

Pro forma operating income (a)	$92.1	$56.3	$55.3	$212.9	$146.8

(a)	Corporate and other excludes a gain of $12.4 million from the sale of a portion of the Company's interest in its New Zealand joint venture for the nine months ended September 30, 2010. Additionally, Corporate and other excludes $55.8 million and $141.8 million of operating income related to the alternative fuel mixture credit for the three and nine months ended September 30, 2009, respectively. Pro forma operating income is a non-GAAP measure. See Schedule D for a reconciliation.

-C-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

September 30, 2010 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Nine Months Ended
	September 30,	September 30,
	2010	2009
Cash provided by operating activities	$473.2	$214.3
Capital expenditures (b)	(95.6)	(65.1)
Change in committed cash	11.6	21.8
Other	11.2	(5.4)

Cash Available for Distribution	$400.4	$165.6

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts, excess tax benefits on stock based compensation and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$92.1		$56.3		$111.1
Alternative Fuel Mixture Credit	—		—		(55.8)

Pro Forma Operating Income	$92.1		$56.3		$55.3

Net Income	$62.9	$0.77	$38.5	$0.48	$81.1	$1.01
Alternative Fuel Mixture Credit	—	—	—	—	(49.1)	(0.61)

Pro Forma Net Income	$62.9	$0.77	$38.5	$0.48	$32.0	$0.40

	Nine Months Ended
	September 30, 2010		September 30, 2009
	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$225.3		$288.6
Gain on sale of a portion of New Zealand JV interest	(12.4)		—
Alternative Fuel Mixture Credit	—		(141.8)

Pro Forma Operating Income	$212.9		$146.8

Net Income	$158.4	$1.95	$214.8	$2.69
Gain on sale of a portion of New Zealand JV interest	(11.5)	(0.14)	—	—
Alternative Fuel Mixture Credit	—	—	(128.5)	(1.61)

Pro Forma Net Income	$146.9	$1.81	$86.3	$1.08

-D-